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                                                                Exhibit 10.3

                             As of December 5, 1990


Dr. Mervyn Israel

Memphis, Tennessee


      This letter sets forth the terms and conditions of your consulting arrangements with Anthra Pharmaceuticals, Inc. (the "Company").

      1. Responsibilities. Your duties and responsibilities shall be to provide, on a regular basis, advice to the Company's officers and Board of Directors regarding the management of all technical, scientific and medical matters concerning the Company's business and affairs. From time to time, the Company may assign you specific tasks which are consistent with the foregoing and with your qualifications. It is expressly understood and agreed that this Consulting Agreement (and related Non-Competition, Non-disclosure and Developments Agreement) shall be subject to, and be interpreted so as to be consistent with, the rules and regulations concerning your employment as a full-time faculty member at the University of Tennessee (or at any other university or institution with which you may become affiliated during the term of this Agreement).

      You will provide your services from your office and laboratory in Memphis, Tennessee or such other locations as you and the Company agree. It is anticipated that your services may require domestic or foreign travel at various times.

      You understand and agree that your consulting activities hereunder will constitute your principal consulting activities, and that you will devote a sufficient portion of your business/working time (consistent with the regulations of the University of Tennessee) to the the affairs of the Company so that the Company can carry out its proposed business activities in an efficient and professional manner.

      You may devote a portion of your available business/working time to provide consulting services to such other persons as you determine, provided however, that such consulting services shall not distract from, or interfere with, the performance of your responsibilities hereunder and shall not be furnished to any person or entity which could use the benefit of your services to compete (either directly or indirectly) with the Company or otherwise interfere with the Company's actual or proposed business activities.

      2. Salary; No Benefits. Your consulting fee shall be $3,750 per month, payable once per month. The Company shall withhold amounts as may be required by

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Dr. Mervyn Israel
December __, 1990
Page 2


applicable state, local or federal laws and regulations. The Company will not furnish you with any benefits, such as health, disability of life insurance and the Company will not furnish you with any pension or retirement benefits.

      The Company will reimburse you for reasonable out-of-pocket expenses for travel and entertainment, subject to submission of documents and receipts.

      3. Stock Option. The Company will grant to you an option (the "Option") to purchase an aggregate of 163,000 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company at an exercise price of $.15 per share. The Option is granted pursuant to the terms and conditions as are set forth in a Stock Option Agreement (Attachment A hereto). The Option will become exercisable with respect to 8150 shares on March 5, 1991, and for an additional 8150 shares on each June 5, September 5, December 5 in 1991, and on each March 5, June 5, September 5 and December 5 in the years 1992, 1993, 1994 and 1995, subject to the termination provisions in such Stock Option Agreement.

      4. Term; Termination. The term of this Agreement shall extend from the date hereof through the date on which either party terminates this Agreement on sixty (60) days' prior written notice, and this Agreement shall be deemed terminated upon your death. In the event that the Company shall determine to terminate this Agreement, such determination shall be made by a decision of a majority of the Directors of the Corporation then in office. In the event of termination of this Agreement, the Company shall pay your consulting fee through the date of termination on such date, and shall immediately reimburse you for all amounts owing you for reasonable travel and entertainment expenses incurred prior to the termination date, and shall have no other obligations to you for salary, benefits, compensation or reimbursement.

      5. Miscellaneous.

            A. You and the Company are simultaneously entering into a Non-competition, Non-disclosure and Developments Agreement attached as Attachment B hereto.

            B. In the event the Company is found by a competent court to have breached any provision of this Agreement, then in addition to such remedies and damages as may be awarded to you, the Company agrees to pay the fees and disbursements to counsel retained by you in connection with such breach.

            C. This Agreement (and the attachments) shall constitute the entire agreement and understanding between you and the Company with respect to the matters set forth herein, and it supercedes all prior writings, agreement (written or oral) or understandings.
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Dr. Mervyn Israel
December __, 1990
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            D. This Agreement shall be governed by the laws of the State of
Delaware. Each party hereto agrees that any dispute relating to this Agreement shall be determined by the relevant state court of Delaware, and further hereby irrevocably agrees to submit to the personal jurisdiction of such court for the purpose of adjudicating any dispute relating to this Agreement.

            E. In the event that any provision of this Agreement is determined, by a court having jurisdiction, to be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems reasonable and enforceable. In the event that such court deems any provision to be wholly unenforceable, the remaining provision of this Agreement shall remain in full force and effect.

      If the foregoing is acceptable to you, would you please sign this letter and the attached Non-competition, Non-disclosure and Developments Agreement, and deliver the same to the Company.

                                    Very truly yours,

                                    ANTHRA PHARMACEUTICALS, INC.


                                    By:  /s/ Pieter J. Schiller
                                         ------------------------------------
                                         A member of the Board of Directors


                                    ACCEPTED AND AGREED:


4 December, 1990                       /s/ Mervyn Israel
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Date                                   Dr. Mervyn Israel